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                                                                     EXHIBIT 5.1

                             Snow Becker Krauss P.C.
                                605 Third Avenue
                               New York, NY 10158
                           Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

                                            April 1, 2001
Board of Directors
DecisionLink, Inc.
1181 Grier Drive, Suite B
Las Vegas, Nevada 89119

Re: Registration Statement on Form S-8 Relating to 20,000,000 and 255,556
    Shares of Common Stock, Par Value $.0001 Per Share, of DecisionLink, Inc.
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Gentlemen:

         We are acting as counsel to DecisionLink, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to 20,000,000 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"), issuable upon the exercise of options to be granted pursuant to the Company's 2000 Stock Option Plan (the "Option Plan") and 255,556 Shares of Common Stock issued pursuant to the Company's Consultant Stock Compensation Plan (the "Consultant Plan").

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Option Plan, Consultant Plan, resolutions of the Board of Directors of the Company relating to the adoption of the Option Plan, Consultant Plan, and the proposed registration and issuance of the Shares and such other corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of any options duly granted pursuant to the terms the Option Plan and the

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shares issued pursuant to the Consultant Plan have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the applicable Plan and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to this firm under the heading "Interests of Named Experts and Counsel." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

         Snow Becker Krauss P.C., New York, New York, owns 579,623 shares of Common Stock of the Registrant. SBK Investment Partners, an investment entity of members of Snow Becker Krauss P.C. owns 102,309 shares of common stock and 6,250 Class D Common Stock Purchase Warrants.

                                              Very truly yours,


                                              /s/SNOW BECKER KRAUSS P.C.